Exhibit 99.1

ADVANCE AUTO PARTS FIRST QUARTER EARNINGS PER DILUTED SHARE INCREASED 21% TO $0.86 VERSUS $0.71 LAST YEAR
Board Authorizes $250 Million Share Repurchase to Replace Existing Program

ROANOKE, Va, May 15, 2008 – Advance Auto Parts, Inc. (NYSE: AAP) a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the first quarter ended April 19, 2008.  First quarter earnings per diluted share increased 21% to $0.86 versus $0.71 last year.

First Quarter Performance Summary

	Q1 FY08	Q1 FY07

Sales (in millions)	$1,526.1	$1,468.1

Comp Stores Sales % (1)	0.6%	0.7%

Gross Profit %	48.7%	48.3%

SG&A %	39.3%	39.1%

Operating Income %	9.5%	9.2%

Diluted EPS	$0.86	$0.71

Avg Diluted Shares (in 000s)	95,683	106,645

(1)
Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from the Puerto Rico and Virgin Islands (“Offshore”) and Autopart International (“AI”) stores. The comparable periods have been adjusted accordingly.

First Quarter Highlights

Total revenue for the first quarter increased 4.0% to $1.53 billion, compared with revenue of $1.47 billion in the first quarter of fiscal year 2007.  The revenue increase reflected the net addition of 141 new stores in the past 12 months and a comparable store sales increase of 0.6% during the quarter compared to an increase of 0.7% in the first quarter last year.  The comparable store sales gain was comprised of a 10.6% increase in commercial sales offset by a 3.0% decrease in do-it-yourself (DIY) sales.  This compares to a 4.2% increase in commercial and a 0.5% decrease in DIY in the first quarter last year.

The gross profit rate was 48.7% in the first quarter as compared to 48.3% in the prior year, which reflects a 39 basis point improvement from the prior year.  The 39 basis point improvement is driven by lower supply chain and logistics costs combined with more effective pricing.

The Company’s first quarter selling, general and administrative (SG&A) expenses were 39.3% of sales compared to 39.1% last year. This increase of 11 basis points was driven by de-leverage due to modest comp store sales and increased incentive compensation expenses, which was almost entirely offset by cost reduction initiatives that primarily occurred during the second half of fiscal year 2007.

Operating cash flow for the quarter increased 14.3%.  Free cash flow for the quarter increased 43.1% to $150.5 million from $105.1 million in first quarter 2007.  Capital expenditures were $58.9 million for the quarter. This compares to $75.9 million in 2007, which results in a reduction of $17.0 million, driven by a decrease in store development as well as the timing associated with the construction of a new distribution center.

As previously disclosed, the Company repurchased approximately 4.6 million shares during the first quarter 2008 at an average price of $34.04 for a total expenditure of $155 million.  The Company repurchased 8.3 million and 3.7 million shares in fiscal 2007 and fiscal 2006, respectively.

“The dedication and hard work of our Team Members and the actions we took to improve our performance are beginning to show up in our financial results as evidenced by the strong commercial double-digit comparable store sales increase as well as a lower cost structure,” said Darren Jackson,

President and Chief Executive Officer.  “We are encouraged with our first quarter financial results yet we are realistic that our turnaround is in it formative stages.”

Key Financial Metrics (1)	Q1 FY08	Q1 FY07	FY 2007	FY 2006

Sales Growth %	4.0%	5.4%	4.9%	8.2%

Sales per Square Foot (2)(3)	$207	$209	$207	$210

DIY Comp % (4)	(3.0%)	(0.5%)	(1.1%)	(0.8%)

Commercial Comp % (4)	10.6%	4.2%	6.0%	10.7%

Operating Income per Team Member (2)(5)	$9.50	$9.30	$9.40	$9.30

SG&A per Store (2)(6)	$599	$603	$601	$604

Return on Invested Capital (2)(7)	14.0%	14.1%	13.7%	14.2%

Gross Margin Return on Inventory (2)(8)	$3.52	$3.54	$3.39	$3.38

(1)	Dollars in thousands except for sales per square foot.
(2)	The financial metrics presented for each quarter are calculated on an annual basis and accordingly reflect the last four quarters completed.
(3)
Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage. Average square footage for each of the reported periods is as follows: Q1 2008 – 23,708,000; Q1 2007 – 22,415,000; FY 2007 – 23,368,000; and FY 2006 – 22,000,000.

(4)	Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from Offshore and AI stores. The comparable periods have been adjusted accordingly.
(5)
Operating income per team member is calculated as operating income divided by an average of beginning and ending team members. Average team members for each of the reported periods is as follows: Q1 2008 – 45,040; Q1 2007 – 44,355; FY 2007 – 44,281; and FY 2006 – 43,424.

(6)	Selling, general and administrative expenses (“SG&A”) per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (“ROIC”) is calculated in detail in the accompanying press release financial statements.
(8)	Gross margin return on inventory is calculated as gross margin divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

The Company continues to focus on four key strategies to turn around the business – DIY Transformation, Commercial Acceleration, Availability Excellence and Superior Experience. The strategies are focused on what matters most to the customer.  The Company made progress on the turnaround including senior management changes to lead strategy implementation, launching a new brand campaign “Keep the wheels turning,” and introducing new brands including MOOG®, Wagner® and Remy® to enhance brand quality while improving parts availability.

“The tangible strategic results are just beginning to emerge,” said Jackson.  “The first phase of our turnaround is on track.  We made material progress on focusing the organization on the four turnaround strategies.  The Company will continue to educate, engage and enable the team to execute and assess the strategies.  We remain confident that our key financial metrics will improve as our turnaround progresses.”

Annual Outlook Summary

Mike Norona, Executive Vice President and Chief Financial Officer said, “We are pleased with our first quarter results and pragmatic about the current economic headwinds and the fact that three quarters remain in our fiscal year.  The Company provides an annual outlook at the beginning of the year only.  We are in a turnaround and our financial results will not be linear. The turnaround approach will entail an in-depth assessment of all parts of the business.  Correspondingly, I expect short-term earnings volatility while we position the Company to increase long-term value.”

Share Repurchase Authorization

The Company’s Board of Directors today authorized a $250 million share repurchase program. This new authorization replaces the Company’s $500 million share repurchase program authorized in August 2007, which had $105 million remaining.  Under the $500 million share repurchase authorization, the Company repurchased 11.6 million shares at an average price of $34.13 per share.

Dividend

On May 15, 2008, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on July 3, 2008 to stockholders of record as of June 20, 2008.

Annual Meeting Announcements

The Company held its annual meeting of stockholders on May 15, 2008.  During the meeting, the following individuals were approved to serve on the Company’s Board of Directors for the next year:

▪	John C. Brouillard
▪	Lawrence P. Castellani
▪	Darren R. Jackson
▪	Nicholas J. LaHowchic
▪	William S. Oglesby
▪	Gilbert T. Ray
▪	Carlos A. Saladrigas
▪	Francesca M. Spinelli

The other proposal approved by the stockholders was the ratification of the appointment by the Company’s Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2008.

Appointment of Board Member

The Company is pleased to announce that John F. Bergstrom, Chairman and Chief Executive Officer of Bergstrom Corporation, has been appointed to its Board of Directors.  Mr. Bergstrom has served in his current role for the past five years. Bergstrom Corporation owns and operates 24 automobile dealerships representing 26 different brands.  Mr. Bergstrom serves as a director of Kimberly-Clark Corporation, Wisconsin Energy Corporation, Midwest Airlines, and the Green Bay Packers.  Mr. Bergstrom also serves as President of the Theda Clark Medical Center Foundation.

“John Bergstrom’s 30 years of automobile industry experience and his extraordinary track record of customer service excellence will be a great asset to our Board of Directors,” stated Jack Brouillard, Chairman of the Board.

Investor Conference Call

The Company will host a conference call on Friday, May 16, 2008 at 8:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s Web site, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s Web site until May 16, 2009.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets   As of April 19, 2008, the Company operated 3,291 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts and accessories can be found on the Company’s web site at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, CAPEX, comparable-store sales, gross margin,  SG&A, operating income, and earnings per diluted share for fiscal year 2008.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 29, 2007, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 19,	December 29,	April 21,
	2008	2007	2007

Assets

Current assets:
Cash and cash equivalents	$19,128	$14,654	$16,983
Receivables, net	84,083	84,983	89,754
Inventories, net	1,618,320	1,529,469	1,556,052
Other current assets	27,570	53,719	29,418
Total current assets	1,749,101	1,682,825	1,692,207

Property and equipment, net	1,047,667	1,047,944	1,016,046
Assets held for sale	3,672	3,274	1,448
Goodwill	33,718	33,718	33,718
Intangible assets, net	28,259	26,844	27,596
Other assets, net	10,710	10,961	10,299
	$2,873,127	$2,805,566	$2,781,314

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$1,873	$30,000	$5,707
Current portion of long-term debt	671	610	62
Financed vendor accounts payable	146,924	153,549	118,246
Accounts payable	801,214	688,970	768,621
Accrued expenses	311,561	301,414	254,859
Other current liabilities	53,689	51,385	47,173
Total current liabilities	1,315,932	1,225,928	1,194,668

Long-term debt	553,836	505,062	404,150
Other long-term liabilities	52,696	50,781	64,537
Total stockholders' equity	950,663	1,023,795	1,117,959
	$2,873,127	$2,805,566	$2,781,314

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 19, 2008 and April 21, 2007
(in thousands, except per share data)
(unaudited)

	April 19,	April 21,
	2008	2007

Net sales	$1,526,132	$1,468,120

Cost of sales, including purchasing and warehousing costs	782,681	758,717

Gross profit	743,451	709,403

Selling, general and administrative expenses	599,173	574,710

Operating income	144,278	134,693

Other, net:
Interest expense	(12,325)	(11,274)
Other income, net	28	342
Total other, net	(12,297)	(10,932)

Income before provision for income taxes	131,981	123,761

Provision for income taxes	49,895	47,660

Net income	$82,086	$76,101

Basic earnings per share	$0.86	$0.72
Diluted earnings per share	$0.86	$0.71

Average common shares outstanding ( a )	94,987	105,694
Dilutive effect of share-based compensation	696	951
Average common shares outstanding - assuming dilution	95,683	106,645

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 19, 2008 and April 21, 2007, we had 94,881 and 106,058 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 19, 2008 and April 21, 2007
(in thousands)
(unaudited)

	April 19,	April 21,
	2008	2007
Cash flows from operating activities:
Net income	$82,086	$76,101
Depreciation and amortization	44,620	45,426
Share-based compensation	5,715	5,398
Benefit for deferred income taxes	(2,182)	(6,087)
Excess tax benefit from share-based compensation	(327)	(3,607)
Other non-cash adjustments to net income	(1,135)	3,439
Decrease (increase) in:
Receivables, net	900	4,041
Inventories, net	(88,851)	(92,712)
Other assets	26,233	13,316
Increase in:
Accounts payable	112,244	117,034
Accrued expenses	28,162	21,491
Other liabilities	6,136	3,035
Net cash provided by operating activities	213,601	186,875

Cash flows from investing activities:
Purchases of property and equipment	(58,863)	(75,940)
Insurance proceeds related to damaged property	-	3,251
Proceeds from sales of property and equipment	4,117	239
Other	(1,750)	-
Net cash used in investing activities	(56,496)	(72,450)

Cash flows from financing activities:
Decrease in bank overdrafts	(28,127)	(28,499)
Decrease in financed vendor accounts payable	(6,625)	(9,297)
Dividends paid	(11,659)	(12,682)
Net borrowings (payments) on credit facilities	49,000	(73,000)
Proceeds from the issuance of common stock, primarily exercise
of stock options	2,926	11,262
Excess tax benefit from share-based compensation	327	3,607
Repurchase of common stock	(158,308)	-
Other	(165)	39
Net cash used in financing activities	(152,631)	(108,570)

Net increase in cash and cash equivalents	4,474	5,855
Cash and cash equivalents, beginning of period	14,654	11,128
Cash and cash equivalents, end of period	$19,128	$16,983

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow
	Sixteen Week Periods Ended
	April 19,	April 21,
	2008	2007

Cash flows from operating activities	$213,601	$186,875
Cash flows used in investing activities	(56,496)	(72,450)
	157,105	114,425

Decrease in financed vendor accounts payable	(6,625)	(9,297)

Free cash flow	$150,480	$105,128

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital ("ROIC") Calculation
	Last Four Quarters Ended		Fiscal Years Ended
	April 19,	April 21,	December 29,	December 30,
	2008	2007	2007	2006

Net income	$244,302	$233,338	$238,317	$231,318
Add:
After-tax interest expense and other, net	21,977	21,567	21,049	20,908
After-tax rent expense	167,404	151,187	163,113	146,202
After-Tax Operating Earnings	433,683	406,092	422,479	398,428

Average assets (less cash)	2,880,580	2,662,355	2,731,233	2,586,460
Less: Average liabilities (excluding total debt)	(1,384,913)	(1,252,381)	(1,225,343)	(1,179,083)
Add: Capitalized lease obligation (rent expense * 6) (1)	1,606,956	1,464,744	1,571,334	1,402,806
Total Invested Capital	3,102,623	2,874,718	3,077,224	2,810,183

ROIC	14.0%	14.1%	13.7%	14.2%

Rent expense	$267,826	$244,124	$261,889	$233,801
Interest expense and other, net	35,160	34,824	33,795	33,435

(1) - Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements.